Exhibit 99.1

NASDAQ REGULATION

Sent via Electronic Delivery to: mmatacunas@sparinc.com; gottrock@sparinc.com; acalistopato@sparinc.com

March 11, 2025

Mr. Michael R. Matacunas

President & Chief Executive Officer

SPAR Group, Inc.

1910 Opdyke Court

Auburn Hills, MI 48326

Re: SPAR Group, Inc. (the “Company”)

Nasdaq Symbol: SGRP

Dear Mr. Matacunas:

On January 3, 2025, Staff notified the Company that it did not comply with Listing Rule 5620(a) (the “Rule”), which requires that it hold an annual meeting of shareholders within twelve months of the end of the Company’s fiscal year end. Based on our review of the materials submitted on January 28, 2025, and February 17, 2025 (the “Submissions”), Staff has determined to grant the Company an extension to regain compliance with the Rule, as described below.

According to the Submissions, the Company did not hold an annual meeting as it expected to close a merger agreement with Highwire Capital LLC (the “Merger”), whereby the Company would become a wholly owned subsidiary of Highwire Capital LLC. Following the closing of the Merger, the Company would be privately owned and thus its compliance with the Rule would be rendered a moot concern. However, the Submissions, noting financing commitment concerns, also acknowledge that the Merger may not proceed, and thus the Submissions detail the Company’s plans to finish its 2024 Annual Report, file a proxy statement, and ultimately hold an annual meeting on June 12, 2025.

Staff has determined to grant the Company an extension until June 12, 2025, to regain compliance with the Rule by holding an annual meeting of shareholders. At the annual meeting, shareholders must be afforded the opportunity to discuss Company affairs with management and, if required by the Company's governing documents, to elect directors. In the event the Company does not satisfy the terms, Staff will provide written notification that its securities will be delisted. At that time, the Company may appeal Staff’s determination to a Hearings Panel.

If you have any questions, please contact me at xxxxxxxxxxxx.

Sincerely,

Zachary Austensen
Listing Analyst
Nasdaq Listing Qualifications